ADDENDUM TO INVESTMENT ADVISORY AGREEMENT
FISCAL YEAR-END 09/30/2009
Calvert SAGE Fund

Calvert Asset Management Company, Inc. (CAMCO), as investment advisor to the above-referenced registered investment company (Fund), hereby agrees with the Fund to limit the net annual operating expenses of the Fund, as follows through the period ended January 31, 2010. Figures are expressed as a percentage of average annual net assets. For the purposes of this expense limit, operating expenses do not include interest expense, brokerage commissions, extraordinary expenses, and taxes. To the extent any expense offset arrangement reduces Fund expenses, CAMCO's obligation under this agreement is reduced and CAMCO shall also benefit from the expense offset arrangement. This expense limitation does not limit the acquired fund fees and expenses incurred by a shareholder.
	Single Class	Class A	Class B	Class C	Class Y	Class I	Class R
Calvert SAGE Fund*
Calvert Large Cap Value Fund	--	1.35%	--	2.35%	1.10%	0.90%	--

*For the above-referenced registered investment company	For Calvert Asset Management Investment Company, Inc.
BY: /s/ Ronald M. Wolfsheimer	BY: /s/ Natalie Trunow	Date: 11/4/08
Ronald M. Wolfsheimer Treasurer	Natalie Trunow Senior Vice President - Equities